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                                                            [EXHIBIT (g)(14)]


 1             (The following occurred in open court at 2:00 p.m.)
 2             THE COURT:  Good afternoon.  I hope all of you had a
 3    long and pleasant lunch hour.
 4             As I've always said in these matters, I think it's
 5    important that they be decided promptly.  I never won any
 6    contest in extemporaneous speaking.  I try to explain the
 7    reasons for whatever decision I make in this case as best I
 8    can on such limited time to decide just exactly what's to be
 9    done here.
10             In these two cases, there is as we all know a
11    shareholders meeting of Conrail scheduled for January the
12    17th, 1997 which is next week.  And that meeting is to decide
13    whether Conrail should, as I call it, opt-out of subchapter
14    25E of the Pennsylvania business corporation law whereby CSX
15    may thereafter proceed by tender offer to acquire
16    approximately 20.1 percent more of Conrail voting stock in
17    order to proceed with the next step of the merger agreement
18    between CSX and Conrail.
19             Plaintiffs in Civil Action 96-7167, which I will
20    call the Norfolk Southern or the NS Corporation plaintiffs,
21    alleging that they are Conrail shareholders seek by a
22    preliminary injunction to prohibit the shareholders meeting
23    from going ahead until a partial summary judgment motion is
24    decided that seeks a declaration that a controlled
25    transaction has occurred by reason of CSX's purchase of 19.9

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 1    percent of Conrail outstanding stock pursuant to the original
 2    tender offer and along with aggregating with various
 3    directors and officers stock control alleging that they have
 4    formed a group pursuant to 15 Pennsylvania CSA Section 2543,
 5    which is a part of the Pennsylvania State Statue on
 6    controlling party transactions.
 7             And thereby the plaintiffs contend that it triggers
 8    the shareholders' rights to obtain fair value and a fair
 9    value appraisal for their stock.  Also they seek a
10    preliminary injunction against enforcement of a revision to
11    the merger agreement that provided for what I call a no-shop,
12    what some of the witnesses have called no-shop, some have
13    called it a lockout, extension of the -- until I believe
14    December 31st, 1998.  It was an extension of about 18 months
15    beyond that which was in the original merger agreement.
16             Now, the so-called Ferrara plaintiffs, which is the
17    other civil action, Number 96-7350, likewise seek an
18    injunction and a declaration that the so-called 720-day
19    lockout provision is invalid.
20             I specially set this hearing because I was advised
21    that there would be an application for a preliminary
22    injunction in light of the revised merger agreement which had
23    been apparently made public.
24             There are two, as everybody seems to recognize, two
25    distinct and discrete issues.  One is the extension of the
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 1    so-called no-shop or lockout agreement until 12-31-98, which
 2    will coincide with the termination date of the merger
 3    agreement itself, or what is often referred to as the so-
 4    called drop dead date, whereby if the merger doesn't go
 5    through by that date, then under certain conditions at least
 6    the agreement can be in effect terminated.
 7             And the second issue is whether any of the
 8    defendants, that is, Conrail and its board of directors are
 9    liable to pay fair share because of the triggering of the
10    control transaction as provided in the business corporation
11    law.
12             As to the 720-day period no-shop or lockout period,
13    the arguments that have been made on the present motions are
14    essentially those or a rehash of the arguments which were
15    made at the prior hearing, in which I denied any relief by
16    reason of the period of lockout that was contained in the
17    original merger agreement.  There is no essential difference,
18    as I see it, even though the new agreement as apparently
19    opposed to the prior agreement has a so-called "fiduciary
20    duty opt-out" provision.  Beyond that the only change is that
21    the agreement -- as to the lockout provision, is that the
22    agreement sets a final date for completion of the merger and
23    government approvals of 12-31-98, and provides that the so-
24    called lockout period shall continue until that time.
25             I see no principled reason, and apparently neither
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 1    did Professor Coffee who testified at the prior hearing, as I
 2    recall his testimony, as to why the lockout could not extend
 3    for the full period of the contract, nor is there any reason
 4    to think that any particular line of demarcation need be
 5    drawn so far as the facts of this case presently before me
 6    are concerned.  After all, as it seems to me, and I think I
 7    expressed this previously, that where a contract is entered
 8    into, it is expected that the parties will act in good faith
 9    and will not deliberately go out and attempt to shop the
10    contract, if you will, with some other party or to see if
11    they can get a better deal after having entered into a valid
12    contract.
13             If by reason something occurs in the future by which
14    it could be determined that there was a fiduciary duty upon
15    the board of directors to go ahead and take some action by
16    reason of some offer that had been made, if the fiduciary
17    duty so required it, I see no reason why that should make any
18    difference that it is not specifically set forth in the
19    contract.  After all, if a contract imposes upon certain of
20    the parties certain fiduciary duties, it seems to me that
21    then becomes practically an unwritten term of the contract or
22    the agreement.  And therefore whether this one did not have
23    such a fiduciary duty opt-out and the earlier one did seems
24    to me should make no difference.  In addition to which there
25    has been absolutely no showing or no claim that any situation
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 1    has arisen as yet or will or is likely to arise in the future
 2    that would impose any sort of a fiduciary duty upon the board
 3    of directors to disregard the lockout or the no-shop
 4    provisions of the merger agreement.
 5             In addition, defendants have taken no action
 6    pursuant to that clause that I am aware of, or about which
 7    there has been any testimony that would give rise to any
 8    basis for presently prohibiting the meeting of January 17th,
 9    1997 going ahead so far as the no-shop provision is
10    concerned.  In other words, even if it could conceivably be
11    that there was something invalid about that particular
12    provision that would have nothing to do as I see it with
13    precluding the shareholders meeting which is in no way to
14    consider anything other than whether or not they should opt-
15    out of the 20 percent rule under the Pennsylvania business
16    corporation law.
17             Now, there is a so-called controlling person or
18    controlling transaction problem.  Plaintiffs contend that the
19    fair valuation provisions of 15 Pennsylvania CSA, I think
20    it's Section 2544 has been triggered.  In other words, it's
21    the contention of plaintiffs that there was a controlled
22    transaction, and therefore the argument seems to be that
23    because there was a controlled transaction at the meeting of
24    January the 17th, 1997 which is presently scheduled should be
25    enjoined from proceeding.
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 1             As to the controlled transaction, the argument as I
 2    understand it is that the shares acquired by CSX under its
 3    original tender offer which was approximately 19.9 percent of
 4    the voting shares should be aggregated with the shares held
 5    by certain -- or perhaps all of the directors and certain of
 6    the officers, who it is contended formed a group, and by
 7    aggregating those shares, the total number of shares
 8    presently held by CSX and the group exceed 20 percent;
 9    therefore, controlled transaction has taken place.
10             Formation of a group acting in concert, and that is
11    of course the contention here, that this is a group acting in
12    concert under Section 2543 would normally to me appear to be
13    a fact-specific matter and would not ordinarily be subject to
14    summary judgment and certainly would not be a proper basis
15    for a preliminary injunction.
16             However, on the basis of the evidence presented
17    which as I understand it is probably all of the evidence that
18    would be intended to be presented on this issue at any time,
19    the likelihood of success on the contention that there was a
20    controlled transaction is to me very doubtful.  Although it
21    may be expected, it may fully be expected that the board of
22    directors and the officers will continue to support the
23    merger, and to the extent that they are called upon to vote
24    their shares will vote in its favor.  But there is certainly
25    no evidence that there was any agreement, express or implied,
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 1    that the individual -- that the officers and directors as
 2    individuals would vote their own shares of stock in locked
 3    step with that of CSX.
 4             In that regard the evidence is pretty clear that the
 5    amendment to the merger agreement was negotiated and worked
 6    out after very extension negotiations and at a truly arm's
 7    length proceeding.  It is clear from this that at least
 8    during those negotiations CSX and the board of directors of
 9    Conrail and the officers of Conrail were not acting as a
10    group or in locked step.
11             I do not find under the present facts that have been
12    established, at least as so far developed, that there has
13    been and established a controlled transaction.  To do that I
14    think everybody agrees that they have to aggregate the shares
15    of stock originally purchased by CSX plus some stock held by
16    some one or more of the other directors and officers.
17             Even if there had been a controlled transaction;
18    that is to say, even if they had operated as a group within
19    the meaning of the statute, and I think everybody agrees that
20    there is no case law on the subject except for an opinion
21    written by Judge Gawthrop some years ago, and I'm not sure
22    about the date of that.
23             Although I don't think that it would really make any
24    difference, but I believe that that decision was before the
25    last amendments of the Pennsylvania business corporation law.
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 1    I don't believe that that would make any difference, because
 2    the wording is substantially the same.  But I think the facts
 3    were somewhat different in that case, and I am not here to
 4    judge the validity of the contentions made by the judge in
 5    that particular case.
 6             It does seem to me, however, that there does have to
 7    be some sort of an agreement, express or implied, and I do
 8    not find that the evidence establishes that at this
 9    particular time under the facts that have been established.
10    But even if there had been, the statute has what I would call
11    an inadvertence escape valve under Section 2541B.
12             After the contention was first raised that there had
13    been a controlled transaction by reason of CSX purchasing
14    19.9 percent of the stock, CSX sold on the open market 85,000
15    shares.  Now, I have tried somewhat roughly to calculate the
16    various methods by which and the different groups of
17    plaintiffs make different contentions as to who should be
18    considered in the group.  But it seems to me no matter how
19    liberally you compute the plaintiff's figures, with CSX
20    having divested itself of 85,000 shares, the present number
21    of shares and those shares of the persons claimed to be
22    members of the group would not at the present time equal 20
23    percent, even including voting control over the ESOP and the
24    EBT shares, as to which there is some question as to the
25    federal duties that are imposed by Federal Law on the
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 1    trustees of such shares.  Clearly, if inadvertent means
 2    unintentional in the subjective sense of the word, clearly
 3    there never was an intention to obtain control or to have a
 4    control transaction.  The whole merger agreement with the so-
 5    called two-tiered arrangement was carefully structured not to
 6    be -- not to offend the, if you will -- if I may use that
 7    expression -- the provisions of the Pennsylvania Business
 8    Corporation Law which imposes certain rights upon the
 9    shareholders to receive fair value if a controlled
10    transaction takes place.  If they overlook the possibility of
11    aggregation, I think at best, that would have been
12    negligence, which is by some definitions of the word
13    inadvertent, included within the term of inadvertence.
14             It's clear, of course, that the number of shares
15    they bought were bought advertently.  It's clear that they
16    were aware certainly, that officers and directors probably
17    held some shares of stock, although I don't know that there's
18    any evidence that there may or may not be, that they knew the
19    exact numbers at the time of the purchase.
20             Also, it has been argued and I think the record may
21    show that the 19.9 percent that was originally calculated was
22    in error through misinformation as to the number of shares
23    that were outstanding of Conrail at the time.  And it has
24    been argued and I have not been able to compute this
25    accurately, but at least, it has been argued that if that
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 1    were considered, that part of it was considered inadvertence
 2    and if they had bought only 19.9 percent of the stock that
 3    was actually outstanding as of the time of the purchase, that
 4    no matter how you would aggregate, it would still not reach
 5    the 20 percent limit.
 6             In any event, the statute provides that if the -- if
 7    there is an inadvertent going over the 20 percent limit, that
 8    the fair value rights will not -- will not accrue if the
 9    controlled transaction -- if the party having those shares of
10    stock divests itself of those shares as soon -- I think the
11    word is as soon as practical.  I'm trying to find the
12    terminology there.
13             Now, CSX did, after it was called to their
14    attention, sell 85,000 shares and as I just read the briefs
15    rather quickly on that score, it would appear to me that to
16    do so cost CSX approximately $900,000.  There is no one that
17    has made any argument that they did not divest themselves of
18    the stock as soon as practical.  Perhaps plaintiffs would
19    like to make that argument, but I think another thing that
20    must be borne in mind is, even if there was some technical
21    violation of the controlled transaction problem, the purpose
22    of that is to -- or one of the purposes certainly, is that
23    there be no votes taken by the controlling parties under
24    those circumstances, unless the other shareholders have a
25    right to obtain fair value.
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 1             And there has been no vote -- there was no vote
 2    taken and at the proposed vote to be taken on January the
 3    17th, it is clear that no matter how you compute the matter,
 4    the shares of stock, that CSX in combination with any other
 5    group of shareholders that could be aggregated under any of
 6    the theories submitted by the plaintiffs, would not
 7    constitute 20 percent.
 8             Consequently, I can see where there has been
 9    absolutely no harm done by reason of the purchase of the CSX
10    shares, whether or not and as I say, it's my view from what
11    has been presented here, that it is not a controlled
12    transaction.  But even if it were a controlled transaction
13    and even if the shareholders are entitled to receive fair
14    value, that still doesn't explain to me why the meeting set
15    for January the 17th should be enjoined or give any basis for
16    an injunction against it.
17             First of all, shareholders to have received fair
18    value and have no basis under the statute, as I see it, to
19    object to somebody acquiring more than 20 percent or any
20    group acquiring more than 20 percent of the shares of stock.
21    Their only right is to receive fair value.  And to do that,
22    they must, as the statute says, object.  And I don't know how
23    that's done, but that's what the statute seems to say.  And
24    to make a demand to have the shares appraised for fair value.
25             And then there is a rather long -- a lot of
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 1    statutory requirements as to how that procedure would be
 2    required to take place.  No one has made any demand to
 3    receive fair value.  No one has objected, as I see it, but
 4    aside from that, there is a, as is clear from the statute,
 5    there is a complete legal remedy and I would see no reason
 6    therefore to enjoin the meeting that is set for January the
 7    17th.
 8             In addition to -- in addition to that, the meeting
 9    that is set for January 17th, one of the arguments that's
10    been made by the plaintiffs is, well, the meeting would be a
11    nullity and therefore, it should be enjoined.  Well, if it's
12    a nullity, it's a nullity.  But that doesn't mean --
13    therefore, I see no harm that could occur to anyone in that
14    event.  I fail to see how, if the meeting is held and if
15    there's a vote and if it's later determined that that's a
16    nullity, I fail to see how the shareholders would in any
17    meaningful way have been harmed.  Although, some might have
18    been disappointed if they personally went to attend the
19    meeting.
20             It is clear that Norfolk Southern, as a shareholder,
21    is seeking in every conceivable way to block this merger from
22    proceeding.  And of course, to the extent that they do so
23    through legal and lawful means, there is nothing too wrong
24    about that nor are they to be -- is it to be criticized for
25    attempting to do so.  However, there is no showing on this
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 1    record that Norfolk Southern, as a shareholder, would be
 2    harmed in any way if the shareholders vote on the proposition
 3    to opt-out of the provisions of the Pennsylvania Corporation
 4    Law proceeds on January the 17th.
 5             Now, before a preliminary injunction may be granted,
 6    as we all know, there must be first a finding of likelihood
 7    of success.  On the so-called 20 day no-shop clause, it is my
 8    evaluation at this point, that there is no likelihood at all
 9    of success on that claim.
10             On the controlled transaction claim, I think that
11    it's unlikely that there would be -- they would be -- or that
12    the plaintiffs would be successful on that contention.
13    Because, first, I think it's unlikely that there ever was a
14    controlled transaction and if there was, it was clearly
15    inadvertent, at least, if inadvertence means unintentional.
16    And because there was a divesting of a sufficient number of
17    excess shares, so that there would no longer be a control
18    group having more than 20 percent of the stock.  That there
19    would be no harm if the vote is taken on January the 17th and
20    there is no showing of any likelihood of harm occurring in
21    the future.
22             Now, as to the harm to the parties, as I think I've
23    said several times, I can see no harm to the plaintiffs by
24    this meeting proceeding on January the 17th.  It's
25    conceivable that it could amount, eventually amount to a
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 1    nullity, but that would not cause any legal harm as I see it.
 2             As to the defendants, of course, anything that slows
 3    up this progress and the progress of the merger is -- does
 4    cause severe and substantial harm and injury.  And clearly,
 5    that is one of the things that the plaintiffs seek in this,
 6    by these proceedings, is to impede or slow up the progress of
 7    the merger.  If I granted either preliminary injunctive
 8    relief or granted the summary judgment as requested here, one
 9    of the claims, as I understand it, is that I should
10    preliminarily enjoin the hearing set for January 17th until
11    the summary judgment motion is decided.
12             Whatever order I make here or decide here,
13    undoubtedly if granted, would be appealed.  And of course,
14    during the appeal, I have no doubt that the plaintiffs would
15    intend to seek to have any injunctive relief continued during
16    the course of that appeal.  And I think that the practical
17    effect of that might well be to so upset the timing of these
18    -- of this merger as to perhaps completely throw it off
19    track.
20             In addition, before a preliminary injunction may be
21    given, there must be shown that there is no adequate legal
22    remedy.  As I point out clearly under the controlled
23    transaction, there is a complete statutory legal proceeding
24    and remedy, so that there would be no reason to make any
25    injunction as to that.

 1             As to the 720-day period during which it's agreed
 2    that the Conrail board and directors will take no action
 3    toward any other bid that might come in, at least until such
 4    time as there is some showing that there is some other bid,
 5    it is clear that it would not be appropriate to enter an
 6    injunction really in affect, while all the -- as I see it --
 7    the plaintiffs are asking for is some type of declaratory
 8    judgment and I don't think that that would be a proper
 9    situation to grant a declaratory judgment.  I think it would
10    be more in the nature of an advisory opinion.
11             Consequently, to the extent that this is an
12    application for a preliminary injunction, the application
13    will be denied.  To the extent that there is an application
14    that I grant summary judgment, the application for a grant of
15    summary judgment is also denied.
16             All right, ladies and gentlemen, thank you very
17    much.  I guess that's all we can do.
18             MS. McLAUGHLIN:  Your Honor, if I may, your Honor?
19    Just for the record --
20             THE COURT:  Yes?
21             MS. McLAUGHLIN:  -- we would request an injunction
22    pending appeal.
23             THE COURT:  I beg your pardon?
24             MS. McLAUGHLIN:  For the record, we would request an
25    injunction pending appeal.

 1             THE COURT:  Okay, you may make that application to
 2    the Court of Appeals, if you wish to do so.
 3             MS. McLAUGHLIN:  Thank you.
 4             THE COURT:  I will not grant an injunction pending
 5    appeal.
 6             MS. McLAUGHLIN:  Thank you.
 7             MR. SAVETT:  Does that apply to the plaintiffs?
 8             THE COURT:  That applies to all plaintiffs and
 9    applicants in this Court.
10             MR. SAVETT:  Thank you.
11             THE COURT:  All right.
12   (Proceedings concluded at 2:30 o'clock p.m.)